Exhibit 10.54

EXECUTION COPY

TERRESTAR NETWORKS (CANADA) INC.

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TERRESTAR NETWORKS INC.

RIGHTS AND SERVICES AGREEMENT

April 5, 2007

Fraser Milner Casgrain LLP

i

TABLE OF CONTENTS

(continued)

ii

RIGHTS AND SERVICES AGREEMENT

THIS AGREEMENT is dated as of April 5, 2007.

BETWEEN:

TERRESTAR NETWORKS (CANADA) INC., a corporation incorporated under the laws of the Province of Ontario (“TerreStar Canada”)

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TERRESTAR NETWORKS INC., a corporation incorporated under the laws of the State of Delaware (“TerreStar US”)

RECITALS:

A.	TerreStar Canada is seeking and TerreStar US is willing to provide certain rights and services to TerreStar Canada in respect of TerreStar Canada’s business in Canada.

B.	TerreStar US and TerreStar Canada wish to set forth the terms and conditions under which these services will be provided.

THEREFORE in consideration of the mutual covenants contained herein the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

“2 GHz Authorizations” means all spectrum license and orbital slot authorizations, including any ancillary or related authorizations, and such other approvals that are needed or required to be held by TerreStar Canada in order to conduct its business and to operate the Satellite System.

“2 GHz Obligations” means the obligations which TerreStar Canada must fulfil in relation to its 2 GHz Authorizations, including the obligation to provide benefits to public institutions within Canada in accordance with the terms and conditions of the 2 GHz Authorizations.

“Agreement” means this Rights and Services Agreement and all instruments amending this Agreement.

“Authorizations” means any of the Spectrum Licenses and satellite orbital slot authorizations granted by Industry Canada to TerreStar Canada, and such other approvals as are either currently held or required to be held by TerreStar Canada in order to conduct its business and to operate the Satellite System.

“Board” shall have the meaning set forth in Section 2.1 of this Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Ottawa, Ontario are open for business during normal banking hours.

“Commodity Taxes” means all commodity taxes, including but not limited to, all sales, retail, use, goods and services, value added, excise and similar taxes imposed, levied or assessed by any Government authority including penalties and interest that may be imposed to the supplier, other than taxes in the nature of a tax on income or capital.

“Cost Recovery Amount” means, in respect of a calendar quarter, an amount equal to the total expenses of TerreStar US in providing the rights and services to TerreStar Canada pursuant to this Agreement during that calendar quarter as determined in accordance with U.S. generally accepted accounting principles applied consistently in accordance with TerreStar US’s past practice plus a margin of ten per cent on all such expenses.

“Effective Date” means the date this Agreement is made between the Parties.

“Expert Accountants” has the meaning set out in Section 5.3 hereof.

“Facilities” means the radio apparatus, switches, satellite(s), satellite equipment, service and feeder links, 2GHz transceiver equipment, transponder and any other equipment, including portions of any of the foregoing that form a part of the Satellite System or the Replacement Satellite System, as the case may be.

“Indemnifying Party” shall have the meaning set forth in Section 7.1 of this Agreement.

“Invoice” has the meaning set out in Section 5.2(b) hereof.

“Material Adverse Effect” means a material adverse effect in the properties, business, prospects, operations, earnings, assets, liabilities or the condition (financial or otherwise) of a Party.

“Network” means all radiocommunication transmission facilities owned or controlled or to be owned or controlled by TerreStar Canada.

“Notice” shall have the meaning set forth in Section 10.1 of this Agreement.

“Parties” means TerreStar Canada and TerreStar US, and “Party” means any one of them.

“Quarterly Forecast” has the meaning set out in Section 5.2 of this Agreement.

“Replacement Satellite System” means any 2 GHz mobile satellite system that will be located in a Canadian orbital position and operated by TerreStar Canada in accordance with the terms and conditions of the Authorizations and that is intended to be a replacement to the Satellite System.

“Satellite Capacity” means the satellite capacity of the Satellite System including any capacity of any Replacement Satellite System in which TerreStar Canada acquires an interest, as the case may be.

“Satellite System” means the 2 GHz mobile satellite system that will be located in a Canadian orbital position and operated by TerreStar Canada in accordance with the terms and conditions of the Authorizations and includes any expansion, extension, alteration, reconfiguration or reduction of such Satellite System and further includes any Replacement Satellite System in which TerreStar Canada acquires an interest.

“Service Fees” has the meaning set forth in Section 5.1 of this Agreement.

“Shareholders Agreement” means the Shareholders Agreement, dated as of April 5, 2007, by and among TerreStar US, TerreStar Canada, TerreStar Networks Holdings (Canada) Inc. and TMI Communications and Company, Limited Partnership (“TMI”).

“Spectrum Capacity” means the radio spectrum that has been granted by Authorization to TerreStar Canada by Industry Canada for use in conjunction with the Satellite System and any radio spectrum that may be granted by Authorization to TerreStar Canada by Industry Canada in the future for use in conjunction with TerreStar Canada’s Satellite System, or in conjunction with any Replacement Satellite System in which TerreStar Canada acquires an interest.

“Spectrum Licenses” means the radio spectrum granted by Industry Canada to TerreStar Canada from time to time.

“Term” has the meaning set forth in Section 6.1, 6.2 and 6.3 of this Agreement.

“Underlying Rights” means all interconnection agreements, building access agreements, roof-top leases, easements, leases, licenses of occupation, rights-of-way, permits or other similar rights held, owned or acquired, or which shall be held, owned or acquired, by TerreStar Canada from third parties from time to time in order to conduct its business and operate the Satellite System.

“US Authorizations” means the reservation of spectrum granted to TMI for a 2GHz mobile satellite system pursuant to a letter of intent authorization reinstated by the United States Federal Communications Commission (the “FCC”) on June 29, 2004, as modified, and any of the spectrum license and satellite orbital slot authorizations granted by the FCC to TerreStar US, and such other approvals as are required to be held by TerreStar US in order to operate the US Satellite System.

“US Satellite System” means a 2 GHz mobile satellite system that will be located in a United States orbital position and operated by TerreStar US in accordance with the terms and conditions of the US Authorizations and includes any expansion, extension, alteration, reconfiguration or reduction of such Satellite System, and further includes any Replacement Satellite System in which TerreStar Canada acquires an interest.

1.2	Certain Rules of Interpretation

In this Agreement,

(a)	Business Day—Whenever any payment to be made or any action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action shall be taken on the next Business Day following;

(b)	Calculation of Time—Unless otherwise specified, time periods within or following which any payment is to be made or any act is to be done shall be calculated by excluding the day on which the period commences and including the day which ends the period and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

(c)	Consent—Whenever a provision of this Agreement requires an approval or consent by a Party and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its consent or approval;

(d)	Currency—Unless otherwise specified, all references to money amounts are to United States currency;

(e)	Headings—The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content and shall not be used to interpret the provisions of this Agreement;

(f)	Singular, etc.—The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

(g)	Time—Time is of the essence in the performance of the Parties’ respective obligations.

1.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of law that would give effect to the application of the law of another jurisdiction. Each of the Parties hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case having jurisdiction over the County of New York, for any litigation arising out of or relating to this Agreement, and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated by this Agreement in the courts of the State of New York or the United States of America, in each case having jurisdiction over the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

1.4	Obligations as Covenants

Any obligation of a Party to this Agreement is deemed to be a covenant of that Party.

ARTICLE 2

ENGAGEMENT

2.1	Engagement of TerreStar US

TerreStar US is hereby engaged to provide to TerreStar Canada the rights and services set out in Article 4 of this Agreement, which the Board of Directors of TerreStar Canada (the “Board”) or any officer or any member of senior management of TerreStar Canada may request from time to time, subject to and upon the terms and conditions of this Agreement.

ARTICLE 3

STANDARDS

3.1	Duties and Standards

TerreStar US shall discharge its duties under this Agreement in compliance with all applicable laws, rules, regulations and Authorizations governing TerreStar Canada and its business operations, as well as any agreements which TerreStar Canada may have entered into relating to its Network or its business operations. Subject to Section 11.2 of the Shareholders Agreement, in performing its obligations under this Agreement, TerreStar US shall act in a manner that it reasonably believes to be in or not opposed to the best interests of TerreStar Canada, consistent with the standards set forth in this Agreement. Nothing in this Agreement shall be construed as constituting TerreStar US an agent or fiduciary of TerreStar Canada beyond the extent provided in, and as limited by, this Agreement.

ARTICLE 4

RIGHTS AND SERVICES TO BE PROVIDED BY TERRESTAR US

4.1	Scope of Rights and Services Provided By TerreStar US

Senior management of TerreStar Canada and, ultimately, the Board shall be responsible for the operation of TerreStar Canada and the Network. Upon the request of TerreStar Canada, and subject to the limitations set out in Section 4.5, TerreStar US shall provide to TerreStar Canada each of the services set out below. Notwithstanding any other provision of this Agreement, TerreStar US shall not be required to provide rights and services to TerreStar Canada except to the extent that such rights and services are reasonably required by TerreStar Canada in order to fulfil (i) TerreStar Canada’s 2 GHz Obligations in Canada, or (ii) TerreStar Canada’s obligations to TerreStar US to provide Satellite Capacity and Spectrum Capacity.

4.2	Intellectual Property

TerreStar US shall, for the Term set out in Section 6.3 hereof, provide rights pursuant to the intellectual property licenses set out in the Intellectual Property License Agreement made between the Parties attached as Schedule “A” to this Agreement, as amended from time to time.

4.3	Backup, Restoral and Emergency Capacity

In the event that TerreStar US develops, successfully launches and completes in-orbit testing of a US Satellite System, subject to the operational capability of such US Satellite System, it shall provide to TerreStar Canada for the Term set out in Section 6.3 hereof, backup, restoral and emergency spectrum and satellite capacity necessary to fulfil TerreStar Canada’s 2 GHz Obligations and its obligations to TerreStar US, to provide Satellite Capacity and Spectrum Capacity.

4.4	Consulting Services

TerreStar US shall provide the following services to TerreStar Canada for the Term set out in Section 6.1 hereof:

(a)	provision of marketing advice and assistance regarding the products and services to be offered and provided by TerreStar Canada in Canada pursuant to the 2 GHz Obligations;

(b)	provision of technical advice and assistance regarding the engineering, design, construction, operation, maintenance and repair of the Network;

(c)	provision of billing support, order processing, customer service support and collection of receivables from customers in Canada pursuant to the 2 GHz Obligations;

(d)	provision of information services, including advice and assistance regarding TerreStar Canada’s computerized functions;

(e)	provision of advice and assistance regarding negotiating contracts, issuing purchase orders and otherwise entering into agreements for the purchase, lease, license or use of such properties, services and rights as may be necessary or desirable for the operation of TerreStar Canada;

(f)	provision of finance administration services including monitoring and preparation for payment of accounts payable, maintenance of bank relationships and debt availability reporting, general cash flow reporting, and payroll management; and

(g)	such other advice and assistance as TerreStar Canada may reasonably request in connection with its business in Canada.

4.5	Restrictions on TerreStar US’ Authority

Any provision to the contrary in this Agreement notwithstanding, in the provision of the services set out in Section 4.4 hereof, unless such action is approved by the Board, TerreStar US shall not be authorized by TerreStar Canada to do, or cause or permit to be done, any of the following on behalf of TerreStar Canada:

(a)	lend money or guarantee debts of others, or assign, transfer, or pledge any debts due TerreStar Canada, or release or discharge any debt due or compromise any claim of TerreStar Canada, other than trade credit and advances to employees in the ordinary course of business;

(b)	invest in or otherwise acquire any debt or equity securities of any other person, enter into any binding agreement for the acquisition of any interest in any business entity or other person (whether by purchase of assets, purchase of stock or other securities, merger, loan or otherwise), or enter into any joint venture or partnership with any other person;

(c)	sell, assign, transfer, or otherwise dispose of, or hypothecate or encumber in any way, any assets belonging to TerreStar Canada (other than the disposal of assets or equipment in the ordinary course of business);

(d)	borrow money or negotiate or enter into other forms of financing for the Network, including any capital lease, other than customer credit agreements with persons who supply goods or services to the Network;

(e)	enter into any contract, agreement or other commitment or issue any purchase order; or

(f)	institute, prosecute, defend, settle, compromise or discontinue any material legal actions, proceedings and remedies which TerreStar Canada deems necessary or advisable in connection with its assets and business.

ARTICLE 5

COMPENSATION

5.1	Consideration

In consideration for the services provided pursuant to this Agreement, TerreStar Canada agrees to make payments to TerreStar US (the “Service Fees”) within ten (10) Business Days after the date of each Invoice provided to TerreStar Canada by TerreStar US, in an amount equal to the Cost Recovery Amount for the previous quarter as set forth in the Invoice.

5.2	Forecast of Expenses and Invoices

(a)	TerreStar US will provide to TerreStar Canada at least 15 Business Days prior to the first day of March, June, September and December in each year a forecast (the “Quarterly Forecast”) of the total estimated expenses of TerreStar US, as determined in accordance with U.S. generally accepted accounting principles applied consistently in accordance with TerreStar US’s past practice, anticipated to be incurred by TerreStar US in providing the rights and services to TerreStar Canada pursuant to this Agreement during the following calendar quarter.

(b)	Within ten (10) Business Days after the end of each quarter, TerreStar US shall provide to TerreStar Canada an invoice (“Invoice”) of its determination of the Cost Recovery Amount during such quarter, together with a reconciliation to the total estimated expenses contained in the Quarterly Forecast for such quarter.

5.3	Dispute Resolution

In the event TerreStar Canada disagrees with the determination of the Cost Recovery Amount contained in an Invoice for any given quarter, it shall so notify TerreStar US in writing within ten (10) Business Days after the date of such Invoice, which notice shall contain a detailed description of the amounts being disputed and the reasons therefor. TerreStar Canada shall pay any amounts contained in the Invoice that are not in dispute in accordance with Section 5.1 hereof. Should TerreStar Canada fail to notify TerreStar US of a disagreement within such ten (10) Business Day period, the Cost Recovery Amount contained in the Invoice shall be deemed to be final, binding and conclusive on the Parties hereto. In the event of such a dispute the Parties shall use their commercially reasonable efforts to settle any disputes or controversies relating to any Invoice delivered pursuant to Section 5.2(b) hereof by mutual agreement and TerreStar US shall cooperate with TerreStar Canada in connection with its review of any disputed Invoice, including by providing TerreStar Canada reasonable access to invoices and other information used in the preparation of such disputed Invoice, to the extent permitted by applicable law. If the dispute or controversy cannot be amicably resolved, any amounts in dispute shall be submitted to mutually acceptable personnel from a national accounting firm not otherwise engaged by either of the Parties (the “Expert Accountants”) to resolve such matters, within the terms and conditions set forth herein, within thirty (30) calendar days. The decision of the Expert Accountants shall be final and binding on the Parties and each Party shall take all necessary steps to implement such settlement. The costs incurred by the Expert Accountants shall be split evenly between TerreStar Canada and TerreStar US. Until such time as any such dispute is resolved, TerreStar US shall continue to provide the services under this Agreement (until its termination) at the terms and conditions in effect before such dispute arose unless otherwise agreed by the Parties. Within five (5) Business Days of the decision of the Expert Accountants, TerreStar Canada shall pay to TerreStar US the remaining portion, if any, determined to be owed pursuant to the Invoice.

5.4	Sales Taxes

In addition to the Service Fees, TerreStar Canada shall pay all Commodity Taxes payable in connection with the rights granted and services provided to TerreStar Canada under this Agreement.

ARTICLE 6

TERM AND TERMINATION

6.1	Term

Except in respect of the services set forth in Sections 4.2 and 4.3, this Agreement shall commence on the Effective Date, and, unless earlier terminated in accordance with the provisions of Section 6.4, or renewed in accordance with the provisions of Section 6.2, shall terminate on the fifth anniversary following the Effective Date.

6.2	Renewal

Except in respect of the services set forth in Sections 4.2 and 4.3, this Agreement will be automatically renewed for additional one (1) year terms commencing on the first day following the last day of the prior term, unless TerreStar US gives notice to TerreStar Canada at least one hundred and twenty (120) days prior to the expiration of the current term that it wishes to terminate this Agreement on the expiration of the current term; provided that, notwithstanding the foregoing, TerreStar US shall not be entitled to terminate this Agreement where TerreStar Canada continues to have 2 GHz Obligations to fulfil. During any renewal term, all the terms and conditions contained in this Agreement shall continue, and all references in this Agreement to the term shall be deemed to include any renewal term.

6.3	Extended Term for Section 4.2 and 4.3 Services

(a)	Notwithstanding the provisions of Sections 6.1 and 6.2, in the event that TerreStar Canada requests TerreStar US to provide any of the services set forth in Section 4.2, the term of this Agreement, as it relates to the services described in Section 4.2, shall be as specified in the Intellectual Property License Agreement made between the Parties attached as Schedule “A” to this Agreement, as amended from time to time.

(b)	Notwithstanding the provisions of Sections 6.1 and 6.2, in the event that TerreStar Canada requests TerreStar US to provide any of the services set forth in Section 4.3, the term of this Agreement, as it relates to the services described in Section 4.3, shall be five (5) years, and shall be automatically renewed for an additional five (5) year term, unless one Party gives notice to the other at least one hundred and twenty (120) days prior to the expiration of the then current term that it wishes to terminate the Agreement as it relates to the services described in Section 4.3 on the expiration of the current term.

(c)	During any term or renewal term described in this Section, all the terms and conditions contained in this Agreement shall continue, and all references in this Agreement to the term shall be deemed to include any extended term or renewal term for services described in Sections 4.2 and 4.3.

6.4	Termination

(a)	Either Party shall be entitled to terminate this Agreement upon the occurrence of an event of default which shall be considered to have occurred upon the happening of one or more of the following:

(i)	a Party breaches any of its material obligations under this Agreement; or

(ii)	a Party is adjudicated to be insolvent or makes an assignment for the benefit of creditors or in bankruptcy, or is declared bankrupt, or takes the benefit of any legislation that may be in force for bankrupt or insolvent debtors if the event is not cured within fifteen (15) Business Days after written notice is provided by the other Party specifying the nature of the alleged default.

(b)	Notwithstanding Section 6.4(a)(i), if the event of default is not a breach of a covenant to pay money and is of such a nature that it can be remedied but, with reasonable diligence it will require more than fifteen (15) Business Days to do so, then the Party will not be in default if it, immediately after receiving notice of the breach, embarks on a diligent and continuous course of remedial action.

(c)	For greater certainty, all of the rights and remedies under this Agreement may be exercised alone or in any combination or order and are without prejudice to any other remedies at law or in equity, in contract or in tort.

6.5	Survival

All obligations of TerreStar US or TerreStar Canada which, by their nature, require performance or fulfillment following the expiry or sooner termination of this Agreement including, for greater certainty, the provisions of Article 7, Article 9 and Section 10.5 shall survive the expiry or sooner termination of this Agreement.

ARTICLE 7

LIABILITY

7.1	Indemnity

Each Party (the “Indemnifying Party”) shall indemnify and save harmless the other Party from and against all losses, claims, liabilities and costs suffered by such other Party arising out of:

(a)	the breach of any term or obligation of the Indemnifying Party set out in this Agreement;

(b)	the negligence or wilful misconduct of the Indemnifying Party in connection with the subject matter of this Agreement save and to the extent that the loss, claim, liability or cost suffered by the other Party was caused by the negligence or wilful misconduct of the other Party.

7.2	No Consequential or Special Damages

Notwithstanding anything to the contrary in this Agreement, neither Party will be liable to the other for any indirect, incidental, special, punitive or consequential damages, including but not limited to, loss of profits, revenue or cost of capital, or claims of contractors, suppliers or customers, whether foreseeable or not, arising out of any breach of this Agreement or any other tort or other theory of liability.

ARTICLE 8

DELIVERY OF INFORMATION

8.1	Notice of Certain Events

(a)	Promptly and in any event within three (3) Business Days after either Party has received notice or has otherwise become aware thereof, it shall give to the other notice of

(i)	the commencement of any material proceeding or investigation against TerreStar Canada or TerreStar US by or before any governmental body or in any court or before any arbitrator which would be likely to have a Material Adverse Effect on itself or the other Party, or on its ability to perform its obligations under this Agreement; and

(ii)	the occurrence or non-occurrence of any event:

(A)	which constitutes, or which with the passage of time or giving of notice or both would constitute, a default by TerreStar Canada or TerreStar US under this Agreement or under any other material agreement to which TerreStar Canada or TerreStar US is a party or by which its properties may be bound; and

(B)	would be likely to have a Material Adverse Effect on TerreStar US or TerreStar Canada, or on either Party’s ability to perform its obligations under this Agreement, giving in each case the details thereof and specifying the action being taken or proposed to be taken with respect thereto.

(b)	Promptly upon receipt thereof, one Party shall deliver to the other Party copies of any material notice or report regarding any licence or permit from the grantor of such licence or permit or from any governmental authority regarding the Network or the business of such Party.

ARTICLE 9

UNAVOIDABLE DELAYS

9.1	Unavoidable Delays

Except in the case of money to be paid pursuant to this Agreement, neither of the Parties will be liable for non-performance or defective or late performance of any of its obligations under this Agreement to the extent and for such periods of time as such non-performance, defective performance or late performance is due to reasons outside such Party’s control, including acts of God, war (declared or undeclared), acts (including failure to act) of any governmental authority, riots, revolutions, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, strikes, or delays of suppliers or subcontractors for the same causes. Neither Party shall be required to settle any labour dispute in any manner which is deemed by that Party to be less than totally advantageous in that Party’s sole discretion.

ARTICLE 10

GENERAL

10.1	Notices

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

(a)	in the case of a Notice to TerreStar Canada at:

c/o BCE Inc.

Bureau 3700

1000 de la Gauchetière Ouest

Montréal, Québec

H3B 4Y7

Attention: Vice President, General Counsel

Fax: (514) 391-8389

(b)	in the case of a Notice to TerreStar US at:

TerreStar Networks Inc.

One Discovery Place

12010 Sunset Hills Road

Sixth Floor

Reston, VA

20190

Attention: General Counsel

Fax: (703) 476-7143

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

10.2	Benefit of Agreement

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

10.3	Assignment

TerreStar US shall have the right to assign this Agreement, including its rights and obligations under this Agreement, without the consent of TerreStar Canada. TerreStar US shall also have the unrestricted right to assign this Agreement, or any of its rights under this Agreement, upon written notice to TerreStar Canada, to any lender as collateral security in connection with any financing arrangement of TerreStar US, provided that TerreStar US shall remain responsible for performance of its responsibilities under this Agreement.

10.4	Successors and Assigns

Except as otherwise specifically provided in this Agreement, the covenants, terms and conditions contained in this Agreement shall apply to and bind and enure to the benefit of the Parties and their respective successors and permitted assigns.

10.5	Confidentiality

(a)	The Parties will treat as confidential this Agreement and all information provided by one Party to the other will be kept in the strictest confidence and will only be disclosed as required by a Court of competent jurisdiction or to the directors, officers, employees, agents, professional advisors and lenders of the receiving Party that have a bona fide need to know the information and who have been advised of the confidentiality obligations of this Agreement. The foregoing restriction does not apply to any information which is or becomes generally available to the public or which is known to such person prior to its receipt of the information from the other Party or which was obtained from any third party who obtained the information lawfully, and under no obligation of secrecy. The foregoing restriction does not apply to the extent disclosure is required by law or by the applicable regulations or policies of any governmental authority or other regulatory agency of competent jurisdiction or any stock exchange.

(b)	To the extent that any information about identifiable individuals is provided by TerreStar Canada to TerreStar US pursuant to this Agreement, TerreStar US agrees to treat such information in accordance with the standards of the Personal Information Protection and Electronic Documents Act c.5, Statutes of Canada 2000, and to grant to TerreStar Canada a right of reasonable inspection to ensure that such standards are met.

10.6	Entire Agreement

This Agreement and the Schedules attached to this Agreement embody the complete agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersede and pre-empt any prior understandings, agreements, or representations by or among the Parties, written or oral, which may have related to the subject matter of this Agreement in any way.

10.7	Amendment

This Agreement may not be amended except by a writing signed by each of the Parties.

10.8	Severability

If any provision of this Agreement or the application thereof to any person or circumstance shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but, rather, shall be enforced to the extent permitted by law. Furthermore, in lieu of such an illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

10.9	Further Assurances

The Parties agree that they will take all such further actions and execute and deliver all such further instruments and documents as may be required in order to give effect to the agreements set forth in this Agreement.

10.10	Waiver

No failure or delay on the part of the Parties or any of them in exercising any right, power or privilege hereunder, nor any course of dealing among the Parties or either of them shall operate as a waiver of any such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and are not exclusive of any rights or remedies which the Parties or either of them would otherwise have.

10.11	Counterparts

This Agreement may be executed by one or more of the Parties in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same Agreement.

[Remainder of page intentionally left blank. Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

TERRESTAR NETWORKS (CANADA) INC.

By:	/s/ Steven Nichols
Name:	Steven Nichols
Title:	Executive Vice President, Operations

TERRESTAR NETWORKS INC.

By:	/s/ Robert H. Brumley
Name:	Robert H. Brumley
Title:	President and Chief Executive Officer

[Signature page to Rights and Services Agreement dated April 5, 2007]